EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2002 relating to the financial statements, supplemental financial information and financial statement schedule, which appears in Millennium Chemicals Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.


PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
May 20, 2002